Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for First Quarter Fiscal 2018

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 9, 2018--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the three months ended December 30, 2017, compared with the three months ended December 24, 2016. Total sales rose 3.2% over the comparative quarters. Net income totaled $45.1 million for the quarter ended December 30, 2017, compared with $13.8 million for the quarter ended December 24, 2016. Included in current quarter net income is a reduction in non-cash deferred tax expense of $26.7 million from changes to federal income tax law.

Robert P. Ingle II, Chairman of the Board, stated, “We are pleased with our sales during the important holiday season. We opened two new stores and will continue to invest capital, improve our store base, and bring the best to our loyal customers.”

First Quarter Results

Net sales totaled $1.01 billion for the quarter ended December 30, 2017, compared with $982.8 million for the quarter ended December 24, 2016, an increase of $31.0 million. Comparable store sales, excluding gasoline, increased 2.2%. Gasoline gallons sold increased while the average price per gallon was stable comparing the December 2017 quarter with the December 2016 quarter. The number of customer transactions (excluding gasoline) was stable, while the comparable average transaction size (excluding gasoline) increased compared with the same quarter last year.

Gross profit for the December 2017 quarter rose to $244.7 million, or 24.1% of sales. Gross profit for the December 2016 quarter was $237.1 million, also 24.1% of sales. Retail gross margin (excluding gasoline) was unchanged comparing the December 2017 quarter with the December 2016 quarter.

Operating and administrative expenses for the December 2017 quarter totaled $208.8 million, compared with $206.3 million for the December 2016 quarter. Increased personnel costs accounted for much of the increase. The 1.2% increase in operating expenses over the comparative quarters was less than the increase in sales and gross profit.

Interest expense totaled $11.5 million for the three-month period ended December 30, 2017, compared with $11.3 million for the three-month period ended December 24, 2016. Total debt at the end of December 2017 was $890.5 million, compared with $900.2 million at the end of December 2016.

Basic and diluted earnings per share for Class A Common Stock were $2.29 and $2.23, respectively, for the quarter ended December 30, 2017, compared with $0.70 and $0.68 per share, respectively, for the quarter ended December 24, 2016. Basic and diluted earnings per share for Class B Common Stock were each $2.08 for the quarter ended December 30, 2017, compared with $0.64 per basic and diluted Class B share for the quarter ended December 24, 2016.

Capital expenditures totaled $56.8 million for the December 2017 quarter, compared with $29.3 million for the December 2016 quarter. The increase is primarily attributable to the timing of capital expenditures on real estate, new stores, and store remodels. Total fiscal 2018 capital expenditures are expected to be between $120 million and $160 million.

The Company currently has a line of credit totaling $175.0 million, of which $150.8 million is currently available. The Company believes its financial resources, including this line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2017 Form 10-K.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 30,	December 24,
	2017	2016
Net sales	$1,013,786	$982,758
Gross profit	244,660	237,084
Operating and administrative expenses	208,828	206,296
Gain from sale or disposal of assets	57	1,378
Income from operations	35,889	32,166
Other income, net	954	663
Interest expense	11,452	11,312
Income taxes	(19,756)	7,693
Net income	$45,147	$13,824

Basic earnings per common share – Class A	$2.29	$0.70
Diluted earnings per common share – Class A	$2.23	$0.68
Basic earnings per common share – Class B	$2.08	$0.64
Diluted earnings per common share – Class B	$2.08	$0.64

Additional selected information:
Depreciation and amortization expense	$27,990	$27,080
Rent expense	$3,283	$3,365

Condensed Consolidated Balance Sheets (Unaudited)

	December 30,	September 30,
	2017	2017
ASSETS
Cash and cash equivalents	$13,755	$23,912
Receivables-net	71,514	66,329
Inventories	361,627	349,333
Other current assets	8,681	6,266
Property and equipment-net	1,292,456	1,265,112
Other assets	25,629	22,354
TOTAL ASSETS	$1,773,662	$1,733,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$12,672	$12,211
Accounts payable, accrued expenses and current portion of other long-term liabilities	239,370	233,353
Deferred income taxes	47,106	69,918
Long-term debt	877,869	865,660
Other long-term liabilities	43,696	41,112
Total Liabilities	1,220,713	1,222,254
Stockholders' equity	552,949	511,052
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,773,662	$1,733,306

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer